September 2020

Issuer Free Writing Prospectus
Registration No. 333-245047

EST. 1995

MUSCLE MAKER GRILL®

"Great Food with Your Health in Mind"®

LEGAL DISCLAIMER & FORWARD-LOOKING STATEMENTS

This presentation includes "forward-looking statements." To the extent that the information presented in this presentation discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "should," "may," "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," "pro-forma," "goals" and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" and elsewhere in the prospectus included in the Registration Statement on Form S-1 (file number 333-245047) initially filed by the Company with the U.S. Securities and Exchange Commission on August 12, 2020. Forward-looking statements contained in this presentation speak only as of the date of this presentation or as otherwise indicated and Muscle Maker, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

TRANSACTION OVERVIEW

Issuer:
Muscle Maker, Inc.

Exchange/Proposed Ticker:
NASDAQ/GRIL

Minimum offer size and over-allotment:
$7.0 million plus up to $1.05 million if over-allotment is exercised

Offer Type:
Common Stock

Co-Book Running Managers:
Alexander Capital, L.P.
Kingswood Capital Markets, a division of Benchmark Investments, Inc.

Price Per Share:
$ 2.65 (1)

Use of Proceeds:

I. Growth initiatives through opening new corporate stores via ghost kitchens, military and university locations, menu development and technology improvements
II. Funding possible acquisition opportunities, licensing and franchising
III. Funding a corporate location marketing campaign
IV. General corporate purposes including working capital requirements

(1) The last reported sale price of our common stock on The Nasdaq Capital Market on August 31, 2020 was $2.65 per share. The final public offering price will be determined through negotiation between us and the lead underwriters in the offering and the recent market price used throughout this prospectus may not be indicative of the final offering price.

MUSCLE MAKER GRILL

NEW EXECUTIVE MANAGEMENT TEAM

Michael Roper – Chief Executive Officer (Joined 5/1/18)

- Taco Bueno
  - President & Chief Executive Officer 2015-2017
    - Record EBITDA 2013, 2014, 2015, 2016
    - Sold company to Private Equity Group 2015
  - Chief Operating Officer 2014-2015
    - Restructured field teams saving over $1,000,000 annually
  - Chief Development & Technology Officer 2013 – 2014
- Quiznos
  - Chief Operating Officer 2009 – 2012
  - Vice President Operations & Strategic Execution 2003 – 2009
    - Part of team opening over 1,000 units per year, 5,000 system wide units
- Franchise Owner & Operator 2000 – 2008 (Franchisee of the Year 2001 & 2002)



- *Dynamic and competitive hands on leader equipped with an aptitude for driving profitability and customer satisfaction. Possessing an extensive track record of leadership in the competitive restaurant and franchising industries. Known as a pioneer of innovation who leverages excellent communications skills along with a wealth of expertise which influences operational performances, while maximizing productivity. Outfitted with the gift of delivering tangible results and developing high performing teams for complex organizations*
- *Executive Leadership/ Marketing/ Operations/ Purchasing/ Distribution/ Retail Technology/ Communications/ Quality Assurance/ Franchising/ Public Relations/ Training/ Strategic Planning*

NEW EXECUTIVE MANAGEMENT TEAM



Kenn Miller
Chief Operating Officer

Dickey's BBQ

- Senior Vice President Operations

Taco Bueno

- Senior Vice President Operations, Franchising and Construction

Rocky Mountain Chocolate Factory

- Senior Vice President Operations

Quiznos

- Senior Director Operations - managed over 2,200 units
- Franchise Owner & Area Developer 1997 – 2008 (Franchisee of the Year 2002)
    - Part of team opening over 1,000 franchise units per year



Kevin Mohan
Chief Investment Officer

Muscle Maker Grill

- Chairman of the Board
- Chief Investment Officer
    - Attained $9,000,000+ senior secured and convertible debt financing, 2018-2019

American Restaurant Holdings

- VP Capital Markets, 2013-2017
    - Attained $15,000,000 equity financing
    - Acquired 2 regional and 1 national restaurant brands

Nobis Capital Advisors

- Principal – Private equity investor/advisory firm, 2008-2013



Aimee Infante
Chief Marketing Officer

Muscle Maker Grill

- Chief Marketing Officer, 2019
    - Menu creation & management
    - Corporate & Franchise marketing programs
- Vice President Marketing, 2016 – 2018
    - Social media, email marketing programs
- Marketing Director, 2014 – 2017

Qdoba Mexican Grill

- Regional Marketing Manager, 2010 – 2014

Bachelor of Science – Marketing

- Rider University



Ferdinand Groenewald
Chief Financial Officer

Muscle Maker Grill

- Controller/Vice President Finance, 2017 – 2018
- Financial and Accounting Officer, 2018

Pharos Advisers

- Senior Financial & Accounting Consultant, 2017

Financial Consulting Strategies, LLC

- Senior Staff Accountant, 2013 – 2017
    - Prepared financial statement reports & 10K/10Q filing documents
    - Assist in preparing S1 & 1A forms for IPOs & alternative public offerings
    - Assisted in client auditing process and resolved issues

MUSCLE MAKER GRILL

NEW EXPANDED BOARD WITH DIVERSE EXPERIENCE



Kevin Mohan – Chairman since 4/18, shareholder
- 20+ years starting, financing & selling businesses
- Chief Investment Officer MMG
- VP Capital Markets - ARHI



Peter Petrosian – Director since 5/18
- 25+ years Executive restaurant experience
- Chief Development Officer Beef 'O Bradys, Brass Tap
- COO Steak Out franchising, SVP Ops McAlister's Deli



AB Southall III – Director since 2/17, shareholder
- 35+ years experience in construction & development
- President – custom home builder & marina complex



Stephen Spanos – Director since 2/20
- Extensive financial, accounting and audit experience with BDO, Earnst & Young
- CFO Orion Seafood, Lightspace
- MBA Boston University



Jeff Carl – Director since 9/19
- 15+ years restaurant marketing C-Level experience
- CMO McDonalds international, Taco Bueno, Tavistock
- MBA University of North Carolina



Omprakash Vajinapalli – Director since 7/18, shareholder
- 20+ years IT experience in airline, banking & tollway
- CEO Highrise IT Consultancy
- BS in Electronics Engineering Bangalore University, India



John Marques – Director since 4/18, shareholder
- Owns multiple trucking and real estate companies
- President of Continental Trucking



Paul Menchik – Director since 2/17, shareholder
- Professor of Economics Michigan State University
- Served as Senior Economist for Economic Policy for the White House Office of Management and Budget
- PhD Wharton School of Business

GREAT FOOD WITH YOUR HEALTH IN MIND®

Lean proteins, superfoods, proprietary sauces

Wide menu options:
Salads
Bowls
Wraps
Grass-fed burgers
Whole Wheat Pasta
Flatbreads
100% fruit Smoothies

Lean Proteins:
Grass-fed lean beef & steak
All-natural chicken breast
Impossible plant based items
Lean turkey
Omega-3 Shrimp
Vegetarian options

Nutrient rich superfoods:
Kale
Quinoa
Spinach
Avocado
Broccoli
Romaine

Proprietary Dressings:
Zero Carb signature sauce
Gluten-free
Fat-free
Lower calorie options

Healthier sides:
Sweet potato fries
Cauliflower rice
Brown rice
Whole wheat pasta
Turkey meatballs

Meal prep:
Fresh, cooked to order
No deep fryers
Gluten-free options
Portion controlled




Our meal plans are made with nutrient-rich ingredients


Including Keto-Friendly Options

EST. 1995 MUSCLE MAKER GRILL.

CONSTANT INNOVATION - INTRODUCING "HEALTHY JOE'S"

Fresh. Toasted. Goodness.

Muscle Maker Grill has an opportunity to expand into a family friendly concept with locations in typical suburban shopping centers

- Broad market appeal as 70% of consumers say a healthy menu influences their restaurant choice [1]

Healthy Joe's is a new, family friendly concept where we will be able to test new menu items, operational procedures, restaurant décor, signage and beverages

- Findings will be implemented across all Muscle Maker Grill locations
- Opens up a broader consumer base
- More real estate options for future growth with 116,000 shopping centers in the US [2]

HEALTHY JOE'S

HJO

1 – "Healthy Foods Driving Dining Choices", Nations Restaurant News July 25, 2017
2 – as of 2017, https://www.statista.com/statistics/208059/total-shopping-centers-in-the-us/

MUSCLE MAKER GRILL

HEALTHY JOE'S "HOT TOPPINGS" MENU

- **New menu highlighting fresh, healthy inspired everyday items including salads, bowls and sandwiches with all entrée toppings run through a 500 degree oven**

Nutrient Rich Superfoods:
Avocado
Hummus
Walnuts
Seeds (Pepitas & sesame)
Broccoli
Romaine/spring mix
Sweet Potato
Strawberries
Blueberries
Apples
Eggs
Spinach
Mushrooms
Black beans
Olive oil

Lean Proteins:
Grass-fed steak
All-natural chicken breast
Wild caught Alaskan Salmon
Impossible plant based items
Vegetarian options

Healthy inspired sides:
Roasted sweet potatoes
Crispy broccoli
Cauliflower rice
Avocado toast
Chipotle hummus
Citrus mint brown rice pilaf
Black beans fresco

Menu options:
Hot topped salads
Hot topped bowls
Toasted Sandwiches
Fresh brewed teas
Fresh made lemonade
Locally baked breads & desserts

Proprietary Dressings:
Zero carb signature sauce
Blood orange shallot vinaigrette
Cilantro lime crema sauce
Honey bourbon mustard
Avocado smash ranch
Green goddess


Keto salmon power bowl


Avocado toast

HEALTHY JOE'S "HOT TOPPINGS" MENU



CHANGING CONSUMER/MARKET DYNAMICS

- **Increasing trend in the restaurant space for "lifestyle dieters"**
  - Keto, Paleo, Whole30, Mediterranean, Dash
- **93 percent of consumers want to eat healthy at least some of the time with 63% wanting to eat healthy all the time** [1]
- **American's ability to maintain a healthy weight has spiraled out of control, according to 2017 CDC data:** [2]
  - Over 71% of adults are considered overweight or obese in the US
  - Nearly 40% of adults are considered obese
- **Restaurant online food delivery market is rapidly growing** [3]
  - $26.5B and projected to grow to $32.4B by 2024


SHOW SOME LOVE TO
THE MOST IMPORTANT MUSCLE IN YOUR BODY
LOW CARB OPTIONS
WHOLE WHEAT
FRUIT
GRASS-FED STEAK
SMOOTHIES
FUEL
BROWN RICE
GLUTEN FREE
POWER PASTA
HIGH PROTEIN
VEGETARIAN OPTIONS
SUPER FOODS
ALL NATURAL
CHICKEN

1 – "Consumers say they want to eat healthy", Carol Wiley, march 4 2019, foodindustryexecutive.com
2 – National Center for Health Statistics, https://www.cdc.gov/nchs/hus/2017/053.pdf
3 – Statista, (forecast adjusted for expected impact of covid-19), May 2020

CHANGING CONSUMER/MARKET DYNAMICS

- **Through the end of May, sales for meal delivery services more than doubled year-over-year, collectively**[1]
- **Shelter-in-place orders may also be driving more Americans to make their first meal delivery purchase**
- **In May, 29 percent of American consumers had ever ordered from one of the services in our analysis, up from 23% a year ago.**[1]



Meal Delivery - Monthly Sales
Indexed U.S. Sales*
400
350
300
250
200
150
100
50
2018
2019
2020
May 2020
Share of Sales
Uber Eats 23%
Does not include purchases made with Uber Cash. Some sales indistinguishable from Uber rides, especially in May-August 2019.
Postmates 8%
DoorDash 44%
Other 2%
Amazon Restaurants (prior to Jun '19 closure)
Caviar (prior to Oct '19 acquisition)
Waitr
Grubhub 23%
* Indexed to meal delivery Jan. 2018 sales (=100)
Second Measure

1-Second Measure, "which company is winning the restaurant food delivery war", Liyin Yeo, July 2020

NON-TRADITIONAL LOCATION GROWTH STRATEGY

- **Pursuing a non-traditional location growth strategy**
  - Military bases, Universities, Ghost Kitchens

- **We believe Covid-19 has changed the restaurant industry**
  - Delivery and take out have become standard ways to serve customers
  - CDC guidelines regarding social distancing, group sizes and sanitation practices are forcing restaurants to re-think how to do business

- **We are not encumbered by existing traditional four-wall locations**
  - Our growth strategy allows us to shift into emerging trends in the restaurant industry without competing with existing locations
  - Allows for flexibility in where, when and how to build locations to fit emerging consumer preferences

- **We believe non-traditional locations will remain attractive post-Covid with captured audiences, destination locations, price agnostic and relatively immune to recessionary pressures**


WELCOME TO
FORT BENNING
HOME OF THE MANEUVER CENTER
TEXAS TECH UNIVERSITY
HEALTH SCIENCES CENTER
EL PASO
NORTHERN VIRGINIA COMMUNITY COLLEGE
1965

MUSCLE MAKER GRILL

WHY MILITARY LOCATIONS?

- **America's obesity is threatening national security** [1]
  - 27% of 17-24 year olds are ineligible to join military due to being overweight
  - 2015 Rand report showed 66% of service members considered overweight
- **Military adopted "Operation Live Well" to promote healthy eating**
  - Food options are similar to shopping mall food courts with limited healthy eating options today
- **Captured audience with limited ability for troops, families, visitors and support personnel to eat off base**
- **Exponential growth opportunity with over 400+ US based military installations**
- **Six locations open and operating today**
  - Fort Bliss
  - Fort Sill
  - Fort Meade
  - Fort Benning 1
  - Fort Benning 2
  - Camp Elmore



Marine Corps Resource Center
Camp Elmore
Marine Corps Community Services
United States Army
Fort Bliss
United States Army
Fort George G. Meade
Main Gate
U.S. ARMY
TRAINING CENTER
FORT
SILL
WELCOME TO
FORT BENNING
HOME OF THE MANEUVER CENTER

1 – "Looming national security crisis: young Americans unable to serve in the military", The Heritage Foundation, 2/13/18

EST. 1995 MUSCLE MAKER GRILL

WHY UNIVERSITY LOCATIONS?

- **University market size = 4,298 US Colleges** [1]
- **College students spent $65B on food in 2018** [2]
  - average of $4,097 per student per year on take out food
- **76% of college students who receive recreational money from their parents use it for eating out** [2]
- **More that 80% of college students want delivery** [3]
  - 63% order from off campus locations, 40% on campus
- **5 locations currently under construction:**
  - Texas Tech El Paso Campus
  - Northern Virginia Community College System:
    - Woodbridge Campus
    - Alexandria Campus
    - Loudon Campus
    - Manassas Campus



Woodbridge Campus
Alexandria Campus
Texas Tech El Paso Campus
Loudon Campus
Manassas Campus

1 – National Center for Education Statistics, 2017-18
2 – Lexington Law "College Student Spending Habits" Jan 2020, OppU "Are college millennials responsible with their parent's money", HSBC "The value of education" 2018
3 – QSR "Restaurants would be wise to court college students" Aug 2019

MUSCLE MAKER GRILL

WHY DELIVERY-ONLY GHOST KITCHENS?

- **Covid-19 has changed the restaurant industry**
  - 29% of Americans have used third party delivery in May 2020[1]
  - Focus on contactless delivery and delivery-only ghost kitchens

- **Third party delivery apps are disrupting the restaurant industry**
  - According to UBS "There could be a scenario where by 2030 most meals currently cooked at home are instead ordered online and delivered from either restaurants or central (ghost) kitchens." [2]

- **Delivery/Pick-up average ticket sizes at Muscle Maker Grill are higher**
  - Delivery/Pick-up = $26.32
  - Take-out = $17.21
  - Dine-in = $15.17

- **Rapid expansion opportunity in major metropolitan markets**

- **We have experience in delivery**
  - Over 50% of total systemwide Muscle Maker Grill sales are generated from delivery/pick up orders today



1 – Second Measure – Food & Dining, Liyin Yeo, July 2020
2 – UBS study "Is the kitchen dead" June 2020

WHAT IS A "GHOST KITCHEN"

- **Ghost kitchens can be shared kitchen space in existing restaurants, shared space in "off the beaten path" warehouses or specifically built to house many concepts under one roof**
- **Ghost kitchen is a facility set up to prepare delivery-only meals and is a fraction of the size of a typical restaurant**
  - Usually are 200sf – 300sf in total size
- **NO dining area for walk-in customers**
- **All orders are generated via third-party online apps such as Doordash, Uber Eats and GrubHub**
- **Facility can host multiple concepts with some as large a 35+ restaurants in one building**
  - Each ghost kitchen unit can facilitate multiple concepts from each location


UBER EATS

EST. 1995 MUSCLE MAKER GRILL

OUR GHOST KITCHEN STRATEGY

- **Company plans to increase its delivery-only ghost kitchen footprint in key major metropolitan markets**
  - Feb 2020 signed 10 location ghost kitchen agreement
    - Chicago – 5 locations under construction
    - Other 5 locations/markets TBD
  - Capital raise allows expansion into additional major metropolitan markets
    - Estimated 35 new ghost kitchens with use of proceeds

- **Cost of entry is lower compared to other locations (estimates)**
  - Traditional location = $350,000+
  - Military location = $225,000
  - University location = $135,000
  - Ghost Kitchen = $75,000

- **Three concepts operated out of one Ghost Kitchen location**
  - Muscle Maker Grill
  - Healthy Joe's
  - Meal Plan AF

- **Consumers see three separate restaurant concepts on their ordering apps**

USE OF PROCEEDS

Gross Offering:	$	7,000,000
Less: Estimated Offering Costs	$	1,045,000
Net Proceeds:	$	5,955,000
<u>Estimated Uses</u>		
Growth Initiatives		
New Ghost Kitchen Buildouts (up to 35 new locations)	$	2,625,000
New Ghost Kitchen Marketing	$	875,000
New Military Buildouts	$	1,000,000
Software	$	55,000
Menu/Packaging Development	$	50,000
Total Proceeds for Growth Initiatives	$	4,605,000
Working Capital		
New Salaries & Wages (accounting, operations, marketing)	$	475,000
General working capital	$	875,000
Total Proceeds for Working Capital	$	1,350,000
Total Estimated Use of Proceeds	$	5,955,000


MUSCLE MAKER GRILL